UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2008

COTT CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-31410	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada 5519 West Idlewild Avenue, Suite 100 Tampa, Florida, United States
L4V 1H6

33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(905) 672-1900
(813) 313-1800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On April 23, 2008, Cott Corporation (the “Company”) and David T. Gibbons entered into an Employment Agreement (the “Agreement”) governing the terms of Mr. Gibbons’s employment as the Company’s Interim Chief Executive Officer. The Company previously disclosed the appointment of Mr. Gibbons as Interim Chief Executive Officer on a Form 8-K filed on March 27, 2008.

The Agreement provides for a term of six months, after which the term automatically extends on a monthly basis for up to an additional six months. Mr. Gibbons will be paid a salary at the rate of $725,000 per year, with the first six months’ pay guaranteed. Mr. Gibbons will also receive restricted stock units payable in cash in respect of 720,000 shares of the Company’s common stock. One half of the award will vest immediately, and the rest will vest ratably on a monthly basis should the Agreement be renewed past the initial six month term. The restricted stock units are subject to acceleration upon the occurrence of a change of control of the Company. The Company will provide Mr. Gibbons with housing and an automobile for business travel during the term of the Agreement. Mr. Gibbons will not receive health, welfare, insurance or other benefits, and will not participate in the Company’s various performance bonus or retention and severance plans available to its full-time executives.

Mr. Gibbons has agreed to non-competition and non-solicitation provisions that would continue for one year beyond termination, regardless of the cause of termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION

Date: April 25, 2008	By:	/s/ Matthew A. Kane, Jr.
Matthew A. Kane, Jr. Vice President, General Counsel and Secretary